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FINAL TRANSCRIPT

Conference Call Transcript

AMLN - Q1 2009 Amylin Pharmaceuticals, Inc. Earnings Conference Call

Event Date/Time: Apr 16, 2009 / 09:00PM GMT

CORPORATE PARTICIPANTS

Michael York

Amylin Pharmaceuticals Inc. - Senior Director IR

Dan Bradbury

Amylin Pharmaceuticals Inc. - President, CEO

Mark Foletta

Amylin Pharmaceuticals Inc. – SVP Finance, CFO

Vince Mihalik

Amylin Pharmaceuticals Inc. - SVP Sales and Marketing

Orville Kolterman

Amylin Pharmaceuticals Inc. - SVP Research and Development

CONFERENCE CALL PARTICIPANTS

Thomas Wei

Piper Jaffray - Analyst

Matt Osborne

Lazard Capital Markets - Analyst

Cory Kasimov

JPMorgan - Analyst

Tom Russo

Robert W. Baird & Company - Analyst

Craig Gordon

SG Cowen - Analyst

Jim Birchenough

Barclays Capital - Analyst

PRESENTATION

Michael York, Amylin Pharmaceuticals, Inc. – Senior Director, IR

 This presentation contains forward-looking statements about Amylin. Our actual future results could differ materially from those discussed due to a number of factors, including risks that Byetta and/or Symlin may be affected by competition, safety and other issues; clinical trials not being completed in a timely manner, confirming previous results, or achieving the intended clinical endpoints; pre-clinical studies not being predictive, NDAs, such as the NDA for Exenatide once weekly, or sNDAs not being submitted in a timely manner or receiving regulatory approval; expense reductions not being as large as we expect; the restructured operations for exenatide not producing the results we expect; label updates not being finalized in a timely manner; our obesity development and funding strategy not being finalized in a timely manner; or manufacturing and supply issues. The pace of market acceptance, rate of patient adherence and other risks, inherent risks and the drug development and commercialization process may also affect the potential for Byetta and/or Symlin. These and other risks and uncertainties are described more fully in Amylin’s most recently filed Form 10-K. Amylin disclaims any obligation to update these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This presentation may be deemed to be solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Shareholders. Amylin will be filing a proxy statement with the Securities and Exchange Commission, SEC. Investors and security holders are urged to read the proxy statement, the blue proxy card and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information.

Investors and security holders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website, www.sec.gov, or from Amylin Investor Relations at 9360 Towne Center Drive, San Diego, CA, 92121.

PARTICIPANTS IN SOLICITATION:

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Shareholders. Information regarding the interest of Amylin directors and executive officers in the proxy contest will be included in Amylin’s definitive proxy statement.

Operator

 Good day, ladies and gentlemen, and welcome to the first quarter 2009 Amylin Pharmaceuticals Inc. earnings conference call. My name is Stacy and I will be your conference moderator for today. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Michael York, Senior Director of Investor Relations.

 Michael York - Amylin Pharmaceuticals Inc. - Senior Director IR

 Good afternoon. Welcome to Amylin Pharmaceuticals’ quarterly update conference call. Today’s discussion will contain forward-looking statements that involve risks and uncertainties. These risks and uncertainties are outlined in today’s press release and in our recent filings with the Securities and Exchange Commission. Our actual results could differ materially from what is discussed on today’s call.

Let me introduce the other members of the Amylin management team here today. Daniel Bradbury, President and Chief Executive Officer; Mark Foletta, Senior Vice President, Finance and Chief Financial Officer; Vince Mihalik, Senior Vice President, Sales and Marketing and Chief Commercial Officer; and Orville Kolterman, Senior Vice President, Research and Development.

I will now turn the call over to Dan Bradbury.

 Dan Bradbury - Amylin Pharmaceuticals Inc. - President, CEO

 This afternoon we will build on the press release issued earlier today and provide additional color and detail around the Company’s progress and performance in the first quarter. We will then update you on the five primary areas that we are focusing on to create value for Amylin shareholders. These are, one, Byetta; two, exenatide once weekly; three, Symlin; four, our obesity programs; and five, improving our operating results.

First, I want to frame the call with our major highlights of the first quarter, and remind you that we have uploaded a presentation on our website that provides additional background on the quarter.

One, we improved our non-GAAP operating loss by 55% over the same period in 2008. And we remain on track to achieve our stated business objective of generating positive cash flow from operations by the end of 2010.

Two, we have strengthened our alliance with Eli Lilly & Company and initiated ExenatideOne, an integrated co-located medical development and commercial team for the exenatide franchise. I will comment on this exciting development later.

Three, we reported positive results of exenatide once weekly from DURATION-2, the first comparative efficacy trial ever undertaken against maximum dose of two commonly used brands, Actos and Januvia.

Now I will highlight our progress on the five areas I mentioned earlier. First, is Byetta, the only GLP-1 receptor agonist currently on the market, which was added late last year to the American Diabetes Association treatment guidelines for type 2 diabetes.

In spite of the addition to the revised treatment guidelines, Byetta sales have remained relatively flat quarter over quarter, due in part to the overhang of concerns regarding pancreatitis, as well as broad economic factors that appear to be impacting the way people with diabetes are managing their disease. Vince and Orville will comment on these topics later.

I would like to turn to an exciting alliance development that we are announcing today; the creation of ExenatideOne. Building on the successes of the partnership between our two companies, Amylin and Lilly continued to fortify their relationship. To improve operational effectiveness, increase financial and process efficiencies across the Amylin/Lilly Alliance, and to maximize the value of Byetta and exenatide once weekly, we are restructuring our exenatide operations with Lilly.

This restructuring, resulting from engagement at the highest level of Amylin and Lilly leadership, is called ExenatideOne, will result in one integrated team, co-located in San Diego. This team will have single points of accountability across most functions. My expectation is that this restructuring, along with future enhancements, will result in more efficient and effective execution.

Vince Mihalik, our Chief Commercial Officer, who joined us in January, will speak to the details of the new structure in a few moments.

I believe that with the implementation of ExenatideOne, the resolution of the pending regulatory issues, and strong execution of our plans with physicians and other constituents, we have the opportunity to return Byetta to growth and position Exenatide once weekly for a strong launch.

In the first quarter we made significant progress in our second area of focus that is exenatide once weekly. In DURATION-2, the second in a series of head-to-head studies designed to test the superiority of exenatide once weekly against other diabetes medicines, patients on exenatide once weekly experienced a statistically significant reduction in blood sugar compared to maximum doses of two of the newer widely accepted diabetes treatments, Actos and Januvia.

Additionally, we reported data from the DURATION-1 extension that we believe will demonstrate comparability between intermediate scale clinical trial material made in Alkermes’ manufacturing facility, and the commercial scale drug product made at Amylin’s manufacturing facility. This enables us to maintain our goal of submitting exenatide once weekly to the FDA this quarter.

Moving on to Symlin, our third opportunity for value creation, our compound that addresses the unmet needs of patients using mealtime insulin. We will continue to focus on growing Symlin revenue, which was flat quarter on quarter. While Symlin addresses a smaller portion of the diabetes marketplace, we believe that we can grow this product, which is an important contributor the physician’s range of treatment options and remain a key economic contributor to the Company’s finances.

Our obesity program represents the fourth area of value creation. We remain on track to complete our two clinical trials with amylin and leptin analogs later this year.

Our pramlintide/metreleptin phase 2b study finishes up in the third quarter. And our phase 2 study with davalintide completes in the fourth quarter of this year.

While not likely to be at the front of people’s minds at present with regards to Amylin’s near-term prospects, these remain very exciting longer-term programs and opportunities for future growth for the Company. We will finalize our obesity funding and development strategy later this year.

Lastly, the fifth area of value creation, we continue to reduce our expenses and improve operating results, and are on track to the goal of achieving positive operating cash flow by the end of 2010.

I will now turn the call over to Mark to review our current financial performance in detail.

 Mark Foletta - Amylin Pharmaceuticals Inc. - CFO

 Good afternoon. I will start by quickly reviewing selected first-quarter figures from our earnings release earlier today. As I discussed last quarter, the key metric to track our progress is non-GAAP operating loss. We believe this metric is an important measure of the performance of our business as it approximates our use of cash for operations before working capital changes as we drive towards our stated goal of positive operating cash flow by the end of 2010.

As a reminder, non-GAAP operating loss is defined as our GAAP loss less non-cash items, principally equity compensation, depreciation, amortization and any one-time charges. Non-GAAP operating loss was $19.9 million compared to $44 million for the same period in 2008, a $24.1 million or a 55% improvement.

Total revenue was $193.7 million, including net product sales of $179.3 million in the first quarter compared to total revenue of $197.2 million, including net product sales of $178.7 million for the same period in 2008.

Product sales in the first quarter were $157.7 million for Byetta and $21.6 million for Symlin. Net product sales in the first quarter were impacted by a reserve of $5.8 million associated with the Tricare Retail Pharmacy program, the majority of which relates to Byetta, and represents rebates retroactive to January 28, 2008, pursuant to a final rule implementing this program that was issued last month. Of this $5.8 million, $4.8 million relates to retroactive rebates for 2008.

Excluding the impact of the Tricare reserve, net product sales for Byetta where $163.1 million in the first quarter compared to $158.5 million for the same period in 2008. Net product sales for Symlin, excluding the impact of the Tricare reserve was $22 million in the first quarter compared to $20.2 million for the same period in 2008.

Additionally, we believe that we experienced a slight destocking of a couple of days in wholesaler inventories during the first quarter. The inventory drawdown appears consistent with published reports, and indicate wholesalers may have worked down inventories in the first quarter.

Cost of goods sold was $18.6 million, reflecting a gross margin of approximately 90%. The improvement in margins primarily reflects higher net sales prices per unit.

Selling, general and administrative expenses decreased to $87.6 million compared to $98.2 million for the same period in 2008. The decrease is primarily attributable to lower promotional spending for Byetta and Symlin and our reduced cost structure following the restructuring at the end of 2008.

Research and development expenses decreased to $60 million compared to $77.2 million for the same period in 2008. The decrease in the current year is primarily attributable to lower development expenses for exenatide once weekly and Byetta, and our reduced cost structure following the restructuring at the end of 2008. Research and development expenses for the first quarter of 2008 also included an $8 million license payment for drug delivery technology.

Net loss for the quarter was $47.8 million or $0.34 per share compared to a net loss of $71 million or $0.52 per share for the same period in 2008. And at quarter end we held approximately $711 million of cash, cash equivalents and short-term investments.

I would now like to review and reiterate previous financial guidance. We continue to expect our non-GAAP operating loss to be between $75 million and $100 million in 2009, compared to a non-GAAP operating loss of $137 million in 2008. Non-cash expenses projected for 2009 are approximately $100 million and consist of $60 million to $65 million of stock-based compensation and approximately $35 million to $40 million of depreciation and amortization.

Our expected GAAP operating loss for 2009 is between $175 million and $200 million compared to $242 million in 2008 before our restructuring charge.

To assist you in understanding the rest of our income statement, I will provide some additional information. We expect collaborative revenue in 2009 to be comparable to 2008, and will consist primarily of cost-sharing payments from Lilly to equalize exenatide development expenses.

We expect that our gross margins will remain strong in 2009 at approximately 87% to 89%.

Consistent with our prior expected expense reductions, we believe our total GAAP operating expenses in 2009 will be between $600 million and $625 million. We now expect that net interest expense will be $20 million to $25 million for 2009. This reduced guidance primarily reflects a reduction in the impact of non-cash interest expense, net of capitalized interest, associated with the adoption of FASB Staff Position APB 14-1, effective January 1, 2009, which was finalized in the first quarter.

To finish up on the cash flow front, we offer the following additional guidance. We expect capital expenditures to be approximately $100 million in 2009, driven largely by activities necessary to complete and validate our Ohio manufacturing facility. This is down from capital expenditures of approximately $300 million in 2008.

The maturities of our long-term secured debt will result in payments of approximately $30 million. We are continuing to pursue options to offset the research and development expense associated with our obesity and early-stage programs.

The cumulative effect of this guidance suggests that we expect to finish 2009 with a substantial cash balance of approximately $600 million, with access to an additional $165 million from Lilly.

There is potential for modest downside associated with working capital investments we may choose to make in late 2009 in preparation for the launch of exenatide once weekly.

Most importantly, I want you to know that driving toward positive operating cash flow and maintaining a strong cash position are our top priorities in managing the business. In summary, I remind you of the statement we made in November 2008 in connection with our strategic restructuring. We said that actions taken would result in expense reductions in 2009 and even greater reductions in 2010. Our first quarter financial results demonstrate the impact of these actions.

We will continue to manage our spending in line with revenue expectations, enabling us to reach the stated operating results targets in 2009 and our stated goal of positive operating cash flow by the end of 2010.

I would now like to turn the call over to Vince Mihalik to review our current commercial efforts and provide further details regarding our exciting new organizational initiative with our exenatide partner, Eli Lilly.

Vince Mihalik - Amylin Pharmaceuticals Inc. - SVP Sales and Marketing

I will now provide an update on our commercial activities here at Amylin. First, I want to start by reinforcing my commitment to accelerate the growth of Byetta and Symlin, as well as maximize the launch and commercialization of exenatide once weekly. We have an opportunity to help more patients comprehensively manage their diabetes, and we will do just that.

To accomplish these objectives and be more effective, and operationally and financially efficient in our commercial activities, we are restructuring Exenatide operations with Lilly, and we are creating a more integrated, efficient approach to development, sales and marketing for Byetta and Exenatide once weekly.

In this restructuring, named ExenatideOne, we have created one integrated team to drive our plans and address competitive dynamics in the marketplace. Clearly ExenatideOne demonstrates both Lilly’s and Amylin’s long-term commitment to the Exenatide franchise.

The integrated team, which will be located here in San Diego, will report to the Alliance Steering Committee, co-chaired by Dan Bradbury and Bryce Carmine, who is the global head of Sales and Marketing at Lilly. This closer engagement of senior leadership reflects the shared vision of Amylin and Lilly.

ExenatideOne is a single commercial, medical and research development team with single accountability for aligning strategy and tactical execution. I expect this integrated and co-located team to help return Byetta to growth and to effectively launch Once Weekly.

I want to thank our colleagues at Lilly for working with us on this truly unique and integrated approach to commercializing the Exenatide franchise. And I expect additional enhancements to the Alliance as we go forward.

Now I will provide a brief overview on the current business. As noted earlier, 2009 will mark the fourth year on the market for Byetta. And it has been used by more than 1 million patients, and physicians have written in excess of 7 million prescriptions since launch.

Byetta is the first and only FDA approved GLP-1 receptor agonist available on the market. Byetta occupies a unique place in the treatment of type 2 diabetes by addressing significant unmet needs with the dual benefits of powerful glucose control with weight loss, supported by a low risk of hypoglycemia and a favorable cardiovascular risk profile.

Byetta has not only been accepted by patients, but also by advocacy groups and key opinion leaders. In their updated treatment guidelines published at the end of 2008, the American Diabetes Association and the European Association for the Study of Diabetes endorsed the approach of treating diabetes with glucose-controlled therapies that promote weight loss without increasing hypoglycemia.

This recommendation of therapies that promote weight loss is an important update as excess weight is a challenge for 80% to 90% of the 25 million people living with type 2 diabetes in the United States. More importantly, it is further evidence that the way key opinion leaders view diabetes therapy is shifting. These treatment guidelines have not been updated in over two years and were written after careful consideration of the efficacy, safety, tolerability, cost and ease of use of currently available medicines. Byetta was the only new addition to the revised guidelines.

Now let’s talk about our results in the first quarter. Before we get into the specific details of our brands, I would like to establish the context of the market in which we are operating. As Dan mentioned earlier, the economy is having a negative impact on branded medicines as well. Earlier this week the Associated Press highlighted this issue as they described how people living with diabetes were skimping on medicines, doctor visits and supplies during this difficult time.

Against this backdrop, adjusted sales were flat quarter over quarter, while total prescriptions of Byetta were down modestly compared to the fourth quarter of 2008, following the decline in the second half of last year, based on the FDA posting on pancreatitis. And as Orville will discuss later, we are continuing to better understand the relationship between Byetta and pancreatitis and continuing our discussions with the FDA.

Now moving on, let’s discuss our Byetta sales and marketing efforts. While Byetta’s inclusion in the treatment guidelines and the anticipated monotherapy indication are very important, we are continuing to take aggressive actions to promote the unique profile of Byetta, and capitalize on the shifts in clinical thinking and return the product to growth.

As an example, our physician and patient support programs like Byetta By Your Side for primary care are having a positive effect. These programs are designed to better support Byetta new patient starts and improve long-term patient adherence.

Further, we continue to educate physicians on the broad 85% tier 2 access for Byetta across commercial managed care providers. The combination of a favorable shift in clinical thinking in the medical community, and our focused marketing and sales efforts, position Byetta well for future growth.

We remain committed to optimizing the potential of the only type 2 diabetes medicine available that provides the dual benefits of powerful glucose control with weight loss, supported by a low risk of hypoglycemia and a favorable cardiovascular risk profile.

Now let’s move on to Symlin, which is the first and only FDA-approved amylin analog. It too is in its fourth year on the market in 2009, and addresses unmet needs in insulin therapy by reducing blood glucose fluctuations, improving glucose control, and causing weight loss for people with type 1 and type 2 diabetes who use meal time insulin.

Overall prescriptions for Symlin declined approximately 8% quarter to quarter. Although with the new and innovative convenient SymlinPen, which now represents about two-thirds of all prescriptions, and with our focused efforts, prescriptions for SymlinPen NRX grew by 4.8% Q1 2009 compared to Q4 2008.

During the quarter we have reassessed our physician targeting, and going forward our plan is to sharpen our physician targets, deepening Symlin adoption by current prescribers and simplifying patient selection, while managing expectations and supporting our patients. Our goal is to increase adherence through a high-touch, high-support marketing strategy.

I will now turn over the call to Orville.

Orville Kolterman - Amylin Pharmaceuticals Inc. - SVP Research and Development

As Dan mentioned earlier, we continue to work to better understand the relationship between Byetta and pancreatitis described in some spontaneously reported cases.

In keeping with our focus on patient safety, we continue to pursue our drug safety program that includes thorough investigation of individual spontaneous case reports along with clinical and epidemiologic studies. Within the detection limits of an initial epidemiology study, we have not observed an increased incidence of pancreatitis associated with Byetta compared to other treatments for diabetes, and thus believe a definite causal relationship between Byetta and pancreatitis has not been proved.

This data was published in Current Medical Research and Opinion, found that the risk of acute pancreatitis among initiators of Byetta or sitagliptin was similar to initiators of metformin or glyburide, two older, more traditional therapies.

Additionally, another study published last quarter also helped to further characterize pancreatitis in the type 2 diabetes population. This manuscript, published in Diabetes Care, found the risk of pancreatitis in patients with type 2 diabetes to be roughly three times that of people without diabetes. The FDA is continuing with its review of the regulatory application for monotherapy and several other prescribing information updates, including revision of safety language including pancreatitis.

While this process has taken considerable time, we continue to be encouraged by our interactions with the FDA and their careful review of the data we have provided, and remain confident of resolution of this issue in the near future.

Again, we continue to further understand that this relationship and have shared the recently published studies and other information with the agency. We believe that with the resolution of the pending regulatory issues and strong execution of our plans with physician and other constituents, we have the opportunity to continue to grow Byetta in the near term, and position once weekly for a strong launch.

Now before I highlight the regulatory progress for the planned submission for exenatide once weekly, I want to provide perspective on the recent Advisory Panel for liraglutide. Keep in mind that at Amylin we are grounded in science. Science is our strength. We have been investigating the GLP-1 area since 1996, and we established ourselves as leaders in 2005 when we launched Byetta with our partner, Eli Lilly.

At the recent FDA Advisory Committee meeting concern was raised regarding a preclinical cancer finding in the liraglutide development program, particularly malignant C-cell carcinoma of the thyroid.

Let me first highlight what we know. Currently there is no clinical evidence that thyroid cancer of any type is a GLP-1 class effect. The discussions at the recent Advisory Committee meeting highlighted that risk-benefit considerations are key for any potential therapeutic agents. Drugs within the same class often have distinct efficacy and safety profiles due to differences in structure, mechanism of action, and metabolism. Within the area of diabetes we have three distinct examples. First, the biguinides, where you can contrast phenformin with metformin; the thiozolidinedione class, where you can contrast Actos with Avandia and with Rezulin; and the DPP-4 inhibitor class where you can contrast Januvia with Galvas.

Regarding efficacy, Byetta and liraglutide appeared to have similar results in terms of both glucose and weight-lowering effects. Yet Byetta has no pre-clinical signal of cancers, but instead has established a well-documented safety profile. Byetta has been used in more than 1 million patients, with over 7 million prescriptions written since introduction to the market. Byetta and liraglutide are distinct molecules with significant differences in structure and metabolism.

Byetta is not a GLP-1 analog; instead Byetta is a synthetic version of a naturally occurring peptide that functions as a GLP-1 receptor agonist. Byetta achieves clinical efficacy at much smaller doses of peptide than liraglutide. Byetta is administered at low doses, 5 or 10 micrograms, and largely cleared intact through a well-characterized renal elimination pathway.

Liraglutide is administered at high milligram doses of peptide, and circulates at high concentrations in the bloodstream. To achieve clinical outcomes similar to those achieved with Byetta, a patient must be exposed to approximately 90- to 100-fold more liraglutide per day based on a weight basis of the drug. The more drug substance that is administered, the greater the potential for undesired or off-target effects.

Liraglutide breaks down into metabolites that circulate in the bloodstream. The effects of these biologically active byproducts are not well-characterized. Byetta has a different, more typical peptide construct and is cleared largely intact by the kidneys, and then fully eliminated from the body.

In carcinogenicity studies, liraglutide was associated with increased malignant C-cell cancers in both males and females in rats and mice. In addition, a significant increase in malignant fibrosarcomas of the skin was seen in male mice.

Now let’s focus on Byetta. Byetta is the only GLP-1 receptor agonist currently available for clinical use, offering powerful, sustained A1c reductions with weight loss. There is no limited association between thyroid C-cell carcinoma and Byetta, based upon preclinical data — clinical trial data and post marketing surveillance data. Preclinical findings are outlined in the prescribing information for Byetta.

To summarize, in Byetta preclinical studies benign thyroid tumors were observed in female rats at all exenatide doses in a two-year study. No tumors were observed in male rats or mice of either sex. For Byetta, extensive clinical studies, as well as post-marketing data, do not suggest an association of thyroid tumors of any type.

As of 30 September, 2008, experience with Byetta included more than 5,500 subjects exposed in clinical trials, with greater than 4,600 total subject years of exposure. Some advisory panel members questioned whether the concerns about thyroid cancer might apply to Byetta. In response to questions at the post-meeting press conference, a senior FDA official stated that, and I quote, “the agency looked back at the clinical data for Byetta and didn’t see any thyroid cancer risk, and the agency so far hasn’t detected an increased risk when looking at post-marketing data”, but also said there are limited data to definitively rule out a possible increased risk.

Let me help you understand what this data means to once weekly. If approved, exenatide once weekly will be the first once-a-week therapy for the treatment of type 2 diabetes. It has the potential of significantly advancing the treatment of type 2 diabetes as demonstrated by efficacy data from DURATION-1 and DURATION-2 studies and its novel once weekly administration.

In these comparator studies, exenatide once weekly has demonstrated a greater glucose-lowering effect than three recently approved, widely used medications for type 2 diabetes, namely, Actos, Byetta and Januvia.

In the preclinical program a two-year study in rats employing three doses of exenatide once weekly demonstrating a finding similar to that seen in the Byetta program, an increased incidence of benign thyroid tumors called C-cell adenomas. These tumors were observed in both males and females. In this study C-cell carcinoma, a slow-growing malignant tumor was also seen. While observed at all doses in both males and females, the incidence of these malignant tumors was significantly increased only in female rats treated with the highest dose, a dose that provided tissue exposure approximately 30 times that seen with the intended human dose. Again, I want to emphasize that the applicability of these findings to human disease has not been clearly established.

In addition, no evidence of C-cell cancers were seen during exposure in primates in studies that extended over 11 months. At no time during either the Byetta or exenatide once weekly program have malignant fibrosarcomas been seen. This contrasts to the liraglutide program.

Moving back to the clinical program, in late March 2009, we announced positive results from DURATION-2, the second in a series of comparator studies designed to test the superiority of exenatide once weekly and investigational diabetes therapy as compared to other diabetes medications. DURATION-2, a 26-week clinical study, compared exenatide once weekly to maximum doses of both Sitagliptin and Pioglitazone in 491 patients with type 2 diabetes taking stable doses of Metformin.

After completing 26 weeks of treatment, evaluable patients randomized to exenatide once weekly experienced a statistically significant reduction in A1c of 1.7 percentage points from baseline. This contrasted with a reduction of 1.0 percentage points for sitagliptin, and 1.4 percentage points for patients treated with pioglitazone. This finding represents a statistically significant benefit of exenatide once weekly over both sitagliptin and pioglitazone.

Treatment with exenatide once weekly also produced statistically significant differences in weight — with weight loss of 6.2 pounds at 26 weeks compared with a loss of 1.9 pounds for sitagliptin and a weight gain of 7.4 pounds for pioglitazone.

Together with our collaboration partners, Lilly and Alkermes, we are pleased that exenatide once weekly met the primary endpoints of this superiority study and showed greater reduction in A1c than sitagliptin or pioglitazone.

Additionally, from an average baseline of 193 pounds, at the end of the study patients on exenatide once weekly weighed an average of 14 pounds less than patients on pioglitazone, and 4 pounds less than patients on sitagliptin. These data continue to establish the value proposition for a once-weekly treatment that, if approved, has the potential to help patients improve their diabetes management.

I want to reinforce that we are progressing steadily toward the NDA filing for exenatide once weekly by the end of this quarter. As you know, there are four important components to this submission — pivotal safety and efficacy data; two, comparability of manufacturing on a commercial scale versus clinical scale; three, analysis of cardiovascular risk; and four, risk-benefit assessment.

First, through our ongoing interactions with the agency we continue to believe that the DURATION-1 study provides the necessary pivotal safety and efficacy data for the submission.

Second, the agency has also indicated that the ongoing extension of the DURATION-1 study employing a crossover design is appropriate as the basis for demonstrating comparability of intermediate scale clinical trial material made in Alkermes’ manufacturing facility and commercial scale drug product made at Amylin’s manufacturing facility.

I am pleased to report that we have completed the analysis to demonstrate comparability necessary for the regulatory submission of exenatide once weekly, and those analysis will be part of the new drug application submitted to the FDA in the near future. We are confident that we will have a strong submission package.

Third, as we announced a few weeks ago, we conducted a meta-analysis of primary cardiovascular events across controlled clinical studies of three months or greater duration from the Byetta/Exenatide injection database. This analysis showed no increased risk of cardiovascular events associated with exenatide use. This analysis was done in a manner consistent with US Food and Drug Administration’s updated guidance for evaluating cardiovascular risk in type 2 diabetes agents, and is also aligned with the additional insights provided by the agency at the recent Advisory Committee meeting.

Results of this analysis indicate that the relative risk of cardiovascular events in exenatide-treated patients compared to controls, was 0.7 with a 95% confidence interval of 0.38 to 1.31. In this analysis cardiovascular events included cardiovascular mortality, myocardial infarction, stroke, hospitalization for acute coronary syndrome, and revascularization procedures.

Finally, the potential benefits of exenatide once weekly are represented by comparative efficacy against leading diabetes medicines — robust glucose lowering, no increase in hypoglycemia, weight loss instead of weight gain, favorable changes in cardiovascular risk factors, complemented by the favorable meta-analysis results from the Byetta safety database, and once weekly administration. These potential benefits need to be weighed against what is still a theoretical concern of C-cell tumors in humans.

Before turning this back to Dan, let me emphasize that we will finalize the remaining aspects of the data analysis for our NDA filing for exenatide once weekly over the next few weeks, and again, remain on track to submit the filing within the current quarter.

Dan Bradbury - Amylin Pharmaceuticals Inc. - President, CEO

I will add a few more comments before we close and take your questions. I would like to quickly preview the American Diabetes Association scientific meeting that will be held June 5 through June 9 in New Orleans. Once again, we’re planning to have a significant scientific and commercial presence at that meeting.

I am pleased to announce that we have had more than 20 abstracts accepted at the meeting. These studies reflect the breadth and depth of our scientific and clinical programs and the tremendous interest among the medical community for our novel approach to developing first-in-class medicines to address diabetes and obesity.

Also, several other studies have been submitted as late breakers. We have provided educational grants to support two medical education symposia, and will have a commercial exhibit where attendees can learn about Amylin, Byetta and Symlin. Of particular note, please mark your calendars for a webcast of our annual investor reception on Sunday, June 7, at 7.45 PM Eastern time to review meeting highlights.

We look forward to seeing many of you in New Orleans. A preliminary list of abstracts and other activities at ADA will be posted shortly on our corporate website.

Now also as many of you have seen, we recently announced our Director nominees for election at the 2009 Annual Meeting of Stockholders scheduled for Wednesday, May 27, 2009.

Over the past several months the Company’s corporate governance committee, in close consultation with the independent Directors, engaged in a thorough process to identify a slate of highly qualified and experienced nominees that the Board strongly believes will best serve the interests of all Amylin shareholders.

New nominees to the Board are Paul Clark, former Chairman, Chief Executive Officer and President of Icos Corporation; and Paulo Costa, former President and Chief Executive Officer of Novartis US Corporation. Both Paul and Paulo possess valuable operational and commercial experience in the biopharmaceutical industry, which will serve to augment the strength of the Board.

Eastbourne Capital and Icahn Partners have both publicly indicated that they intend to separately nominate a slate of five Directors for election at the meeting. It is important to note that we have met with both of these shareholders and welcome the opportunity to meet with them again, either separately or together.

On a related topic, you may have seen our news yesterday filed in an 8-K that we have reached a partial settlement with the San Antonio Fire and Police Pension Fund. This settlement validates our view that our shareholders should have the right to make decisions on matters such as Board composition. We have always been and remain committed to doing what is in the best interest of all our shareholders.

We have publicly disclosed all of the information that is available on our proxy situation as of today. We are in the process of finalizing our proxy materials and will be reaching out to shareholders to discuss these matters in the near future.

As we move to the Q&A portion of the call, I would ask that you focus your questions on our progress and performance for the quarter and our business plans moving forward.

In closing, I want to reinforce that we remain focused on executing our business plan to drive sustained value creation and growth, and we are committed to achieving positive operating cash flow by the end of next year.

Thank you for your attention today. I will now ask the operator to open the lines for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Thomas Wei.

Thomas Wei  - Piper Jaffray - Analyst

A couple of questions on the thyroid cancer front. First, just a clarification. Did you say in the highest dose in the once weekly carcinogenicity study that you achieved 30 times the human exposure — 30?

Then I also just wanted to check, have you actually had a chance to talk to the FDA about whether or not you have sufficient data for filing? It sounds like you don’t plan to wait for feedback from the FDA before filing the application, and I would like to understand why that might be.

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

You are absolutely correct. Orville did make the remark that in the two year carcinogenicity study in rats that the highest exposure that was used was approximately 30 times the human exposure. I would reiterate Orville’s point that we are talking about rat data here, and that there has been no (inaudible) thyroid cancer seen in the human studies with exenatide once weekly to date.

With regards to your question regarding consultation with the FDA, we have had continuous consultation with the FDA as part of development program for exenatide once weekly, and we have received no indication from the agency at this point that there is any additional toxicology data required for our submission. I will ask Orville to comment about whether you have anything to add to that.

Orville Kolterman  - Amylin Pharmaceuticals Inc. - SVP Research and Development

 Just the thing that I would add is that we also have been in dialogue with the agency about the fact that we are nearing the end of the completion of the application and file in the near future, and the agency is informed and expecting to receive the application.

Thomas Wei  - Piper Jaffray - Analyst

I guess just to clarify, have you actually talked to them since the lira panel? And have you specifically asked about their comments on long-acting formulations seeming to have a different thyroid stimulation profile, and what you might need to do for a LAR?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

We have had no response from the agency, no comment from the agency since the liraglutide panel in that regard.

Operator

Matt Osborne.

Matt Osborne  - Lazard Capital Markets - Analyst

(technical difficulty) to compiling for exenatide on the DURATION trials, are you measuring calcitonin levels at baseline and ultrasound also and CEA markers at baseline? If not, do you plan to do that in the DURATION-5 trial?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

Sorry, the first part of your question I think was cut off. Could you just repeat what you said for the first part of your question?

Matt Osborne  - Lazard Capital Markets - Analyst

Sure. Are you measuring clinically with exenatide LAR, or have you been measuring since, baseline calcitonin levels, or have you taken ultrasounds of the neck or measured CEA markers for clinical signals of thyroid cancer from baseline in any patient in the DURATION trials?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

The answer to that is that we haven’t been measuring calcitonin levels in the exenatide once weekly program. In the recently initiated DURATION-5 study, we are measuring calcitonin levels from baseline, and we will continue to do so. Again, Orville, perhaps — I don’t know if there is any additional comment you have on that.

Orville Kolterman  - Amylin Pharmaceuticals Inc. - SVP Research and Development

The comment that I would have is that we had no indication based on our data from both the Byetta program and the exenatide once weekly program that would indicate a need to measure calcitonin levels. This has just become an issue that has come to our attention following the availability of the briefing material for the liraglutide advisory committee meeting.

Operator

Cory Kasimov.

Cory Kasimov  - JPMorgan - Analyst

Just one more on this LAR — the exenatide once weekly potential thyroid signal here for this class. Has the FDA made any comments — and I guess and/or requests to you since you filed that two-year toxicology data last fall for exenatide once weekly? Have they had anything to say about it?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

No, they haven’t.

Cory Kasimov  - JPMorgan - Analyst

Okay, that’s helpful. Then going to pancreatitis for a second, you have done a good job demonstrating a lack of a causal relationship, but can you characterize the extent of the pancreatitis overhang at this juncture in the marketplace, so in the marketplace today? You had indicated in prior public comments that it seemed to be dissipating to a certain extent, and I am just wondering how much of an impediment it represents today.

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

I am going to ask Vince Mihalik to answer that question, seeing he has been closer to the market in the last few months.

Vince Mihalik  - Amylin Pharmaceuticals Inc. - SVP Sales and Marketing

Despite the FDA posting, we did spend the fourth quarter of last year focused on trying to answer a lot of questions around pancreatitis. We have now shifted our focus, and with Lilly’s coordination, have really been spending our time returning back to the focusing on the key messages that support the unique profile Byetta has, which of course is strong glucose control with a potential for weight loss, a low risk of hypoglycemia, and a favorable cardiovascular risk profile.

Those messages have been resonating well. I think we are seeing a bit of the economic downturn in the first quarter. But from our data you can see despite the economic downturn we have stabilized Byetta scripts.

Cory Kasimov  - JPMorgan - Analyst

And then finally one last sort of housekeeping question. Mark had mentioned in his comments that there was a slight destocking that took place in the quarter. Was that in your opinion offset at all by the recent price increase you took, or do you see no impact from that?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

I would say actually I don’t think it was off-set at all. This is actually the second quarter in a row that we have actually seen some destocking. What I think what is going on here is that what we are seeing is during this time of significant economic pressure that you are seeing wholesalers really managing their capital extremely tightly. And what they’re doing is they are tightening up. And so we have seen it now literally since last September, a couple of days each quarter it has been timed out almost a week now in terms of decreased stock taken from the distribution channel.

Operator

Tom Russo.

Tom Russo  - Robert W. Baird & Company - Analyst

I was hoping you could comment a little bit more on the actual comparability results. And if it takes a period time for the clinical and the commercial material to behave the same, has the FDA indicated that they are okay with that, or how they are going to look at the results as opposed to the approach is acceptable?

And then I was also hoping you could comment on what regulatory submissions DURATION-5 is required to support, and where the additional data on the commercially manufactured product is intended to help out?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

A number of questions in there. Thanks very much. So with regards to the comparability analysis, firstly, we received last year, as we actually informed the investment community at the time, we received input from the agency of what they would be looking for in terms of analytical undertaking with regards to demonstrating comparability.

As Orville indicated on the call, we have completed those analyses and we believe that we meet the criteria with regard to demonstrating comparability, and therefore we are going forward with that — going forward with the submission.

With regards to DURATION-5, DURATION-5 is being undertaken for a number of reasons. It would be also important for us in terms of being a second study to demonstrate superiority with regards to Byetta.

Secondly it does, as you indicated, it does have a near final form of a commercial presentation in it being used. That will provide feedback from patients, which will enable us to provide better educational material at the time of launch.

Then thirdly, as you also indicated in your question, it will be used to augment overseas submissions. I don’t have on the tip of my fingers the specific countries that it will be used for, but of course it also depends on the timing of the submissions, those submissions overseas.

Tom Russo  - Robert W. Baird & Company - Analyst

I know the question was asked earlier about reconfirming with FDA the pre-clinical tox work that was done. Have you had a chance to dialog specifically on the results of the comparability, the DURATION-1 extension comparability data with the FDA?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

We have not. We have just taken the guidance that they gave us and have completed the analysis, which we believe meets their criteria.

Tom Russo  - Robert W. Baird & Company - Analyst

Last question, and then I will step aside. Can you comment on whether the label updates or the discussions there are including potential for a class label for the tumor signal that got so much attention at the panel meeting a couple of weeks back?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

I think what I will do is I will ask Orville to comment on that question, as he was actually at the panel. But I would remind you that the panel was specifically around liraglutide, and it was not with any regard covering the toxicology program of any other GLP-1 receptor agonist. Orville, could you comment?

Orville Kolterman  - Amylin Pharmaceuticals Inc. - SVP Research and Development

I would just remind you that for the label update we are talking about Byetta. Therefore the data set that is relevant is the data from the Byetta clinical — from the Byetta development program. And that was a robust package that showed no issue with the — in terms of the C-cell new cancers. And those are — that is the thrust of the intention for labeling and the labeling update.

Tom Russo  - Robert W. Baird & Company - Analyst

At this point it would be unexpected for the new Byetta label to address this as a class effect?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

That absolutely would. In fact, we are not aware of any conversations in that regard. Indeed, I would point to comments made by an FDA official following the panel, in which they stated specifically that they had looked at this issue with regards to the exenatide data that they had, and had not seen any signal in this regard.

Orville Kolterman  - Amylin Pharmaceuticals Inc. - SVP Research and Development

It is also important — it is just important to remember here that exenatide is a different molecule from liraglutide. It has a different chemical construct. It is not metabolized to any extent in the body. It is filtered intact at the kidney and removed or eliminated from the body by the kidney. And this contrast with a much more complex metabolic pathway for liraglutide in the body.

Operator

Craig Gordon.

Craig Gordon Analyst

Just a couple of questions. Can you give us a — are you guys still anticipating the sNDA monotherapy and the label revision for pancreatitis to still occur this quarter?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

At this point we’re just saying within the near future. It is very difficult to predict exactly what the timing will be with regards to that update. As Orville mentioned in his prepared remarks, we are pleased with the diligence with which the agency has received — is reviewing and has been willing to receive additional data from us in regards to this situation. At this point we are not providing any specific guidance with regards to timing of when we may or may not receive the monotherapy indication and the label update from the FDA.

Craig Gordon Analyst

Then another question about the comparability results. Would we expect those to be presented at ADA, or are we going to have access to any more detail besides just that it met FDA requirements?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

I think at this time there are no plans for the comparability data to be presented at the ADA. It would not really be an appropriate forum, frankly, if you’re looking at PK and looking at comparability of manufacturing sites. So the American Diabetes Association meeting would not be an appropriate forum for the presentation of that data.

At this point we, as I said earlier, believe that we have met the criteria to — based on the agency’s guidance to us, and we intend to go forward on the basis of the analysis that we have undertaken to date.

Craig Gordon Analyst

Then the remaining ongoing DURATION trials, and perhaps even in DURATION-2, are you able to go and from the blood samples you guys have collected to look at calcitonin levels?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

I am afraid I don’t know the answer to that. I am going to pass over to Orville and see whether or not that is possible to do.

Orville Kolterman  - Amylin Pharmaceuticals Inc. - SVP Research and Development

That is an issue that is under active investigation. Following the liraglutide panel there are a number of things we are looking at to see whether we should consider undertaking to provide additional clarity regarding it.

One of the issues related to those samples is that calcitonin measurements were not included in the informed consent of those patients. So if we do have adequate samples to make the measurements, we then have to look at the logistics of making sure that we are compliant with the patient confidentiality issues and other informed consent issues.

Operator

Jim Birchenough.

Jim Birchenough  - Barclays Capital - Analyst

I guess it seems inevitable given the discussion at thelLiraglutide panel that FDA is going to pay some attention to C-cell cancer risk with LAR. What are you doing proactively to establish that LAR has a different signal than what we saw with liraglutide? I think Orville suggested that we shouldn’t consider lira and exenatide LAR as comparable in terms of C-cell effects, but are you doing anything, looking at different effects on the C-cell of those two drugs to bear that case out?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

Clearly, first and foremost I think it is really important to reinforce the fact that both exenatide and liraglutide are very different molecules. Chemically they are different. They are metabolized very differently. So of course one of the things that we will be doing is ensuring that we highlight those differences in any correspondence that is undertaken.

In terms of specific additional action, as Orville just indicated in responding to the previous questioner, we are looking at whether there are other activities that we can undertake to provide greater confidence to the agency.

That being said, we do believe that actually the profile is very different. And our understanding is extremely different. And it is further supported by the fact that we do have already very significant clinical exposure to exenatide, and from which we have never seen a clinical signal of C-cell thyroid cancer associated with exenatide use.

Orville, I don’t know if you want to add additional thoughts to that.

Orville Kolterman  - Amylin Pharmaceuticals Inc. - SVP Research and Development

I would just remind everyone that with the registration of exenatide once weekly we are pursuing a line extension strategy. And that strategy is based upon consideration that the molecule has been qualified. So again, I refer you back to the robust preclinical program that we had for Byetta, which did not identify this issue as a problem with Byetta, and that is a view that has confirmed by the agency in their comments following the recent advisory committee.

Jim Birchenough  - Barclays Capital - Analyst

I guess just to follow up on that, I guess what I’m wondering is do you have any intention to do some in vitro work looking at relative C-cell effects of lira versus exenatide. You know, that might be helpful for FDA, so why not do that?

I guess the other part that people are struggling about this, and I would be interested in your comment, how do you maintain a line extension designation when FDA itself has distinguished between longer acting and shorter acting GLP-1 drugs with the thyroid cancer signal?

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

I guess a couple of things, firstly as I did say previously, we are trying to — we are looking at a number of different things that we could undertake. At this point we haven’t decided on a specific plan going forward. However your comment with regards to looking at different in vitro studies is something that is being considered.

The point would be that we have already conducted with the FDA our pre-NDA meeting with them and confirmed with them that the registration strategy is a line extension strategy. I would point out that at time that pre-NDA meeting occurred, the agency was in full possession of the preclinical programs of liraglutide. This finding actually was many years old. And indeed so they were fully aware of that at the time that they agreed to a line extension strategy designation for our application.

Jim Birchenough  - Barclays Capital - Analyst

Thanks, Dan, very helpful.

Dan Bradbury  - Amylin Pharmaceuticals Inc. - President, CEO

Thank you. At this point we will close the call. And I want to say again thank you for your interest and your questions. And finally finish by saying at Amylin we do remain focused on our five-point plan to maximize shareholder value, and look forward to seeing many of you at our shareholder meeting and at the American Diabetes Association meeting in New Orleans later this year. Thank you.

Operator

We thank you for your participation in today’s conference. This does conclude your presentation. You may now disconnect. Have a great day.